Filed Pursuant to Rule
424(b)(3)

Registration No. 333-261732
AMENDMENT NO. 2 DATED AUGUST 16, 2024
(To prospectus supplement dated May 5, 2023
and prospectus dated December 17, 2021)

Up to 25,000,000 Shares of Common Stock

This Amendment No. 2 to the Prospectus Supplement, or this amendment, amends our prospectus supplement dated May 5, 2023 (as amended), or the prospectus supplement. This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus dated December 17, 2021, each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.
On August 15, 2024, we obtained authorization from our stockholders to issue common stock, par value $0.001 per share of the Company, or the common stock, at a price below our then-current NAV per share for a twelve-month period expiring on August 15, 2025, subject to certain conditions. This amendment is modifying certain disclosures in the prospectus supplement and accompanying prospectus relating to Below-NAV Sales. For more information about the impact of the sale of our common stock at a price per share below NAV, please see “Sales of Common Stock Below Net Asset Value” beginning on page S-3 of this amendment.
About this offering.
We are offering to sell up to 25,000,000 shares of our common stock from time to time through our “
Sales Agents
”, Jefferies LLC and Citizens JMP Securities LLC. Any such sales may be made in negotiated transactions or transactions that are deemed to be “at the market” (as defined in Rule 415 of the Securities Act). “At the market” transactions may be made directly on the NYSE or another securities exchange or through a market maker (other than a securities exchange). Any such sales of our common stock may be made at prices related to the prevailing market price or at negotiated prices. Our arrangement with the Sales Agents is governed by Equity Distribution Agreements, dated May 5, 2023. Under those Agreements, the Sales Agents will receive a commission from us for sales of common stock. The amount of each Sales Agent’s commission will be negotiated from time to time but will never exceed 2.0% of the gross sales price of common stock sold through the Sales Agent under the applicable Equity Distribution Agreement. The Sales Agents are not required to sell any of our common stock but will use their commercially reasonable efforts, consistent with their sales and trading practices, to effect sales. For more information, see “
Plan of Distribution
” beginning on pages
S-3
of this amendment and 79 of the prospectus supplement.
About Hercules Capital, Inc. and our common stock.
We are an internally managed,
non-diversified,
closed-end
investment company that has elected to be regulated as a business development company (“
BDC
”) under the Investment Company
Act of 1940, as amended (the “
1940 Act
”). Our investment objective is to maximize our portfolio total return by generating current income from our debt investments and capital appreciation from our warrant and equity-related investments. Our common stock trades on the NYSE under the ticker symbol “HTGC.” The last reported sale price on the NYSE of our common stock on August 15, 2024 was $18.60 per share of our common stock and our NAV per share was $11.43 as of June 30, 2024 (the most recent date NAV was determined).

IMPORTANT DISCLOSURES
An investment in our common stock may be speculative and involves risks, including total loss of investment. The companies in which we invest are also subject to special risks. See “Risk Factors” beginning on page
S-3
of this amendment, page 11 of the accompanying prospectus, in our most recent Annual Report on Form
10-K,
and in any of our other filings with the SEC to read about risks that you should consider before investing in our common stock, including the risk of leverage.
You should carefully read the Offering Materials before deciding to invest in our common stock. This amendment, the prospectus supplement, the accompanying prospectus, any free writing prospectus related to this offering and any other documents incorporated by reference in such materials are referred to as the Offering Materials. No other person has been authorized to provide you with information that is different or inconsistent with the information found in the Offering Materials. If anyone provides you with different or inconsistent information, you should not rely on it. Information found in the Offering Materials is accurate only as of the date the information was published and our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Sales Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this amendment, the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies	Citizens JMP
The date of this Amendment No. 2 to the prospectus supplement is August 16, 2024.

Amendment No. 2 to the Prospectus Supplement

S-i

ABOUT THIS AMENDMENT TO THE PROSPECTUS SUPPLEMENT
The prospectus supplement amendment is part of a registration statement that we have filed with the Securities and Exchange Commission using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. On August 15, 2024, we obtained authorization from our stockholders to issue common stock at a price below our then-current NAV per share for a twelve-month period expiring on August 15, 2025, subject to certain conditions. This amendment is modifying certain disclosures in the prospectus supplement and accompanying prospectus relating to
Below-NAV
Sales.
The prospectus supplement, as amended by this amendment, describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into the prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this amendment or the prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into the prospectus supplement and the accompanying prospectus that was filed with the SEC before the date of this amendment or the prospectus supplement, on the other hand, you should rely on the information in this amendment or the prospectus supplement, as applicable. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

GLOSSARY

1940 Act
means the Investment Company Act of 1940, as amended

BDC
means business development company

Below-NAV
Sale
means the sale or issuance of shares of our common stock in one or multiple public or private offerings, at a purchase price below the then-current NAV during the period

Board
means the Board of Directors of Hercules Capital, Inc.

Company, Hercules Capital, Hercules, we, us and our
refer to Hercules Capital, Inc. and our wholly owned subsidiaries

Equity Distribution Agreements or Agreements
refer to the Equity Distribution Agreements between Hercules Capital, Inc. and each of the Sales Agents, each dated May 5, 2023

NAV
means net
asset
value

Non-Participating
Existing Stockholder
means an existing stockholder who does not participate in a
Below-NAV
Sale (or who does not buy additional shares of our common stock in the secondary market at the same or lower price as the price of shares of our common stock sold in the
Below-NAV
Sale, after expenses and commissions)

NYSE
means the New York Stock Exchange

Offering Materials
refers to this amendment, the prospectus supplement, the
accompanying
prospectus and any free writing prospectus related to this offering

Participating Existing Stockholder
means an existing stockholder who participates in a
Below-NAV
Sale (or who buys additional shares of our common stock in the secondary market at the same or lower price as the price of shares of our common
stock sold in the
Below-NAV
Sale, after expenses and commissions)

Required Majority of Directors
refers to a majority of our independent directors who have no financial interest
in the proposed
Below-NAV
Sale

Sales Agents
refers to Jefferies LLC
and
Citizens JMP Securities LLC

SEC
means the U.S. Securities and Exchange Commission

Securities Act
means the Securities Act of 1933, as amended

S-iii

SUMMARY
The following summary highlights some of the information included elsewhere, or incorporated by reference, in the Offering Materials. This summary is not complete and may not contain all of the information that you may want to consider before deciding to invest in our common stock. You should carefully read the Offering Materials, including any sections titled “Risk Factors,” “Available Information,” “Incorporation by Reference,” and “Use of Proceeds,” and our financial statements. We use the terms “Company,” “Hercules Capital,” “Hercules,” “we,” “us” and “our” refer to Hercules Capital, Inc. and our wholly owned subsidiaries. You can find definitions for any other defined terms in the Glossary section of this amendment.
The Offering

Offering price:	Any sales of our common stock in this offering may be made at prices related to the prevailing market price or at negotiated prices.

We are not generally able to sell our common stock at a price per share below NAV unless our Board determines that such sale is in the best interests of our stockholders and if stockholders (including a majority of those stockholders that are unaffiliated with us) approve the sale. Any sale or other issuance of shares of our common stock at a price below NAV per share would result in an immediate dilution to your interest in our common stock and a reduction of our NAV per share.

On August 15, 2024, we obtained authorization from our stockholders to issue common stock at a price below our then-current NAV per share for a twelve-month period expiring on August 15, 2025. We may seek to obtain this authorization again in the future. The stockholder authorization is subject to the following conditions and stockholder protections:

•	The number of shares of our common stock sold or issued in Below-NAV Sale may not exceed 25% of the number of then-current outstanding shares of our common stock.

•	The purchase price of each share of our common stock sold in a Below-NAV Sale may not be more than 25% below the then-current NAV per share of our common stock.

•	The Board will consider the potential dilutive effect of any Below-NAV Sale when considering whether to authorize any such Below-NAV Sale.

•
The prospectus or offering memorandum pursuant to which any
Below-NAV
Sale is conducted will include a chart based on the actual number of shares of our common stock to be offered, the purchase price of such shares of our common stock and the actual discount of the purchase price relative to the most recently determined NAV per share of our common stock.

•	A majority of our independent directors who have no financial interest in the proposed Below-NAV Sale (the “ Required Majority of Directors ”) must determine that each Below-NAV Sale is in the best interests of the Company and its stockholders prior to approving any such Below-NAV Sale.

•
Prior to approving any
Below-NAV
Sale that will be conducted as an underwritten offering, a Required Majority of Directors, in consultation with the underwriter(s) of the offering, must determine in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase shares of our common stock or immediately prior to the
Below-NAV
Sale, that the price at which such shares of our common stock are to be sold in the
Below-NAV
Sale is not less than a price that closely approximates the market value of the shares of our common stock, less any distributing commission or discount.

Even though we have obtained authorization from our stockholders to issue common stock at a price below our then-current NAV, we cannot predict whether we will make any
Below-NAV
Sales under the prospectus supplement, as supplemented by this amendment. For more information about the impact of the sale of our common stock at a price per share below NAV, please see “Sales of Common Stock Below Net Asset Value” beginning on page
S-3
of this amendment.

RISK FACTORS
The following disclosure supersedes and replaces the first paragraph of the risk factor titled “Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then-current NAV per share of our common stock or issue securities to subscribe to, convert to or purchase shares of our common stock.” on page
S-3
of the Amendment No. 1 to the prospectus supplement dated August 18, 2023:
The 1940 Act prohibits us from selling shares of our common stock at a price below the current NAV per share of such stock, with certain exceptions. One such exception is prior stockholder approval of issuances below NAV provided that our Board makes certain determinations. On August 15, 2024, we obtained authorization from our stockholders to issue common stock at a price below our then-current NAV per share for a twelve-month period expiring on August 15, 2025. We may seek to obtain this authorization again in the future. Our stockholders have previously approved a proposal to authorize us to issue securities to subscribe to, convert to, or purchase shares of our common stock in one or more offerings. Even though we have obtained authorization from our stockholders to issue common stock at a price below our then-current NAV, we cannot predict whether we will make any
Below-NAV
Sales under the prospectus supplement, as supplemented by this amendment. Any decision to sell shares of our common stock below the then-current NAV per share of our common stock or securities to subscribe to, convert to, or purchase shares of our common stock would be subject to the determination by our Board that such issuance is in our and our stockholders’ best interests.
SALES OF COMMON STOCK BELOW NET ASSET VALUE
The following disclosure supersedes and replaces the first paragraph on page
S-5
of Amendment No. 1 to the prospectus supplement dated August 18, 2023:
On August 15, 2024, we obtained authorization from our stockholders to issue common stock at a price below our then-current NAV per share for a twelve-month period expiring on August 15, 2025. We have agreed to comply with the conditions and stockholder protections described below in connection with any financing undertaken pursuant to this authorization.
The following disclosure supersedes and replaces the table on page
S-12
of Amendment No. 1 to the prospectus supplement dated August 18, 2023:

	Example 1	Example 2
Shares Of Our Common Stock Offered	25,000,000	25,000,000
Purchase Price	$10.00	$9.00
Discount to NAV(1)	12.5%	21.3%

(1)	Assumes NAV per share of $11.43, which was our NAV as of June 30, 2024 (the most recent date NAV was determined).
PLAN OF DISTRIBUTION
The following disclosure supersedes and replaces the first paragraph of page
S-13
of Amendment No. 1 to the prospectus supplement dated August 18, 2023:
We obtained authorization from our stockholders to issue common stock at a price below our then-current NAV per share on August 15, 2024, which authorization is effective through August 15, 2025, and we may seek to obtain this authorization again in the future. For more information about the impact of the sale of our common stock at a price per share below NAV, please see “Sales of Common Stock Below Net Asset Value” beginning on page
S-5
of Amendment No. 1 to the prospectus supplement, as amended.

Up to 25,000,000 Shares
Common Stock

AMENDMENT NO. 2 TO THE PROSPECTUS SUPPLEMENT
The date of this amendment to the prospectus supplement is August 16, 2024

Jefferies
Citizens JMP